As filed with the Securities and Exchange Commission on August 19, 2011

Registration No. 333-________

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Respect Your Universe, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	2300	26-0641026
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification Number)
incorporation or organization)	Classification Code Number)

6533 Octave Avenue
Las Vegas, Nevada 89139
Telephone: (888) 455-6183
(Address (including zip code) and telephone of principal executive offices)

Aspen Asset Management LLC
6623 Las Vegas Blvd South Suite 255, Las Vegas, NV 89119
Telephone: (702) 360-0652
(Name, address (including zip code) and telephone of agent for service)

__________________

Copy to:
Scott Olson, Esq.
65 Enterprise
Aliso Viejo, CA 92656
(949) 330-6547
__________________

Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Amount to				Amount of
Title of Each Class of	be		Proposed Maximum	Proposed Maximum	Registration
Securities to be Registered	Registered		Offering Price Per Share	Aggregate Offering Price	Fee
Common stock, $0.001 par value per share	5,415,150	(1)	$1.10	$5,956,665	$692
Common stock, $0.001 par value per share	5,415,150	(2)	$1.80	$9,747,270	$1132
Common Stock, $0.001 par value per share	2,132,607	(3)	$1.10	$2,345,868	$273
Total	12,962,907				$2097

(1)
Consisting of up to 5,415,150 shares of common stock issued in a private placement that closed on June 30, 2011.  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share is based on the average of the high and low prices reported on the OTCQX for shares of the registrant’s common stock on August 15, 2011.

(2)
Consisting of up to 5,415,150 shares of common stock issuable upon the exercise of warrants issued in a private placement that closed on June 30, 2011. Each whole warrant is exercisable at an exercise price of US$1.80 per share for a period beginning on the date of issuance and ending June 19, 2013. Estimated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee, based on the exercise price of US$1.80 per share.

(3)
Consisting of up to 2,132,607 shares of common stock issued in a private placement that closed on August 5, 2011.  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share is based on the average of the high and low prices reported on the OTCQX for shares of the registrant’s common stock on August 15, 2011.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, Dated August 19, 2011

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Respect Your Universe, Inc.

12,962,907 SHARES OF COMMON STOCK
___________________

This is a public offering of up to 12,962,907 shares of the common stock, par value $0.001 per share, of Respect Your Universe, Inc., (“we,” “us,” or “our company”), by selling stockholders listed beginning on page 21 of this prospectus. All of the shares being offered, when sold, will be sold by selling stockholders. The shares of common stock registered for resale under this registration statement includes:

•	up to 5,415,150 shares of our common stock sold in a private placement to the selling stockholders closed on June 30, 2011;

•
up to 5,415,150 shares of our common stock acquirable upon the exercise of common stock purchase warrants, sold in a private placement to the selling stockholders closed on June 30, 2011, at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013; and

•	up to 2,132,607 shares of our common stock sold in a private placement to the selling stockholders closed on August 5, 2011.

We will not receive any proceeds from the sale of the shares by the selling stockholders, however, if the warrants are exercised we will receive the exercise price of the warrants, if exercised at all. We will pay the expenses of registering the shares sold by the selling stockholders. See “Selling Stockholders” beginning on page 21 for a list of the selling stockholders.

These shares of common stock were registered to permit the selling stockholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The selling stockholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at prevailing market prices or privately negotiated transactions. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 26 of this prospectus.

You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is quoted on the OTCQX under the symbol “RYUN”. On August 15, 2011 the last reported sale price for our common stock on the OTCQX was $1.10 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY INFORMATION

The Offering	This is an offering of up to 12,962,907 shares of our common stock by certain selling stockholders.

Shares Offered By the Selling Stockholders	12,962,907 shares of common stock, $0.001 par value per share.(1)

Offering Price	Determined at the time of sale by the selling stockholders

Common Stock Outstanding as of August 15, 2011	38,894,425 (2)

Use of Proceeds
We will not receive any of the proceeds of the shares offered by the selling stockholders. We may receive proceeds from the exercise of the warrants upon exercise, if they are exercised. The shares that will be resold under this prospectus were sold by us, or were issued upon the exercise of warrants granted by us. The funds that we raised through the sale of those shares were used for general working capital.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

Trading Symbol	OTCQX: RYUN

(1)
In connection with the private placements, we agreed to file a registration statement with the Securities and Exchange Commission after closing of the private placements and use best efforts to cause it to become effective and remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

(2)
Outstanding common stock excludes 2,750,000 shares of common stock acquirable upon exercise of options at exercise prices ranging from $0.69 to $2.26 per share and 5,415,150 shares of common stock acquirable upon exercise of common stock purchase warrants at an exercise price of $1.80, as of August 15, 2011.

Summary of our Business

Since mixed martial arts (“MMA”) made its introduction into the U.S. during the early 1990s, the high-intensity art and fighting form has received wide recognition and support from MMA enthusiasts. MMA’s popularity is reaching millions of home audiences through the Ultimate Fighting Championships (“UFC”) and news outlets like CNN, Fox Sports, and pay-per-view programming, and it is quickly becoming one of the most popular sports in history.

Respect Your Universe, Inc. (also referred to “RYU” or “the Company”) is a Las Vegas based start-up company incorporated on November 21, 2008 under the laws of the state of Nevada. Our business plan is to capitalize on the increasing popularity of MMA and similar fighting styles and design, market and sell premium sportswear and competition apparel directed toward the worldwide MMA fan base.

Our product line will consist of apparel that is designed for MMA training and competition, as well as a broader and more mainstream post-competition sportswear category.

•	Training apparel will include compression tops and compression shorts, training shorts, training hoodies, t-shirts and duffel bags
•	Competition wear will include MMA competition shorts.
•	Sportswear will include t-shirts, hoodies, beanies, and shorts.

While still in the development phase, we currently have ready for sale a limited line of MMA sportswear and have designed, developed and tested prototypes for our entire line of products for our planned full product launch commencing with our Spring 2012 product line.

Our plan is to initially sell our products through our website www.ryuapparel.com, third party retail websites, and third party retail stores. Our goal is to ultimately sell our products through RYU retail stores as well. Our marketing and branding plan will continue to focus on sponsoring MMA professional athletes and tournaments, as well as lifestyle events that attract the MMA fans.

To date, as we have not yet commercially launched and begun selling our full product line, but anticipate a full product launch in Spring 2012, therefore, our revenues have been minimal and resulted only from the sales of products in our test launch. We have relied on investor capital to fund our operations, specifically the design and testing of our products and fabrics, the development of our prototypes, the creation of products for our prior test and current limited launch, and the marketing of our brand in general.  We believe we sufficient financing to fund our business plan for the next twelve (12) months and to purchase products for our Spring 2012 product launch.

Depending on the success of sales of our Spring 2012 product launch, we may need to raise additional investor financing for future seasons.  We currently have no commitments from investors for such financing.

The Offering

We are registering for resale shares of our common stock held by the selling stockholders listed in this prospectus. The selling stockholders acquired the securities in the following transaction.

On June 30, 2011, we completed a private placement of 5,415,150 shares of common stock at a price of $0.60 per share and common stock purchase warrants to acquire 5,415,150 shares of common stock, for gross proceeds of $3,249,090. Each common stock purchase warrant entitles the holder to acquire one common share of the Company at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013.

On August 5, 2011, we completed a private placement of 2,132,607 shares of common stock at a price of $1.00 per share for gross proceeds of $2,132,607.

Under the terms of the subscription agreements entered into as part of the offerings, we agreed to file a registration statement with the Securities and Exchange Commission following closing and use best efforts to cause it to become effective and to remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

The registration statement, of which this prospectus is a part, registers 12,962,907 of our shares of common stock of which 7,547,757 are currently outstanding and 5,415,150 shares of common stock acquirable upon the exercise of the warrants issued in connection with the private placement ended June 30, 2011 for a period beginning on the date of issuance and ending June 19, 2013.

The net proceeds of the private placements will be used for general working capital purposes.

RISK FACTORS

An investment in our common stock is risky.  Prior to making a decision about investing in our common stock, you should carefully consider the specific risks discussed below and in the sections entitled “Risk Factors” contained in our filings with the SEC that are incorporated by reference in this prospectus. These risks and uncertainties are not the only ones facing us.  Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business.  If any of the risks or uncertainties described in our SEC filings or any additional risks or uncertainties actually occur, our business, results of operations and financial condition could be materially and adversely affected.  In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing our business may fail

As of August 15, 2011, we had cash in the approximate amount of $5,100,000. We currently have begun operations in design, testing and prototype development of our full product line for Spring 2012, and have commenced sales of a limited launch of sportswear, however we are currently generating no income from operations and will not in a material manner until we launch our full product line commercially in Spring 2012. Depending on the revenue we earn from our Spring 2012 product sales, we may require additional financing to sustain our business operations if we are not successful in earning significant revenues once our business plan is enacted. We currently do not have any arrangements for such financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including our ability to initially attract investments prior to revenue generation, and thereafter our ability to grow our brand and penetrate the MMA sports apparel market.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of our business plan and our products are not commercially available yet.  As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully.  We were incorporated on November 21, 2008, and to date have been involved primarily in organizational activities, and design, prototype development, testing, and marketing of our products. We have earned minimal revenues as of the date of this prospectus through a test launch of our products in 2009 and there is no history upon which to base any assumption as to the likelihood that we will prove successful, and therefore we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations, and thus we face a high risk of business failure.

Because of the unique difficulties and uncertainties inherent in the sports apparel business, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new sports apparel companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the design, manufacture and sale of the products that we plan to offer, as well as the highly competitive landscape of the sports apparel industry. These potential problems include, but are not limited to, unanticipated problems relating to manufacturing and sales, lack of branding and marketing traction with consumers, and additional costs and expenses that may exceed current estimates.

Because we have incurred significant losses since our inception, and expect to have continuing losses for some time, we must develop profits before we exhaust our available resources or our business will fail.

Our net loss from inception to June 30, 2011 is $3,297,544. The loss was a result of costs incurred for the design and development of our product line and related fabrics, incorporation, general and administrative expenses, and audit and accounting services. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to design and develop our clothing line to our expectations
*	our ability to market and sell our product to the levels anticipated
*	our ability to generate profits from the sale of those products
*	our ability to create a successful brand

Prior to the stage of commercial sales of our products, we anticipate that we will incur increased operating expenses while realizing minimal revenues.  We expect to incur continuing and significant losses into the foreseeable future.  As a result of continuing losses, we may exhaust all of our resources and be unable to complete the successful development of our business.  Our accumulated deficit will continue to increase as we continue to incur losses.  We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the sale of our products.  There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations.  If we are unsuccessful in addressing these risks, our business may fail.

Because some of our management provide their services on a part-time or consulting basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

The Company currently has two full time employees, its CFO and Head of Sales, two part-time employees, it’s Corporate Secretary and President, and two consultants, its CEO and COO, serving as its management team officers, as well as other consultants filling day-to-day tasks. None of the part-time employees or consultants other current occupations present a conflict of interest to the Company.  If the demands of our business require the full business time of our management team, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business may fail.

Our executive officers are critical to our success, and the loss of these officers and key personnel could harm our business.

Our performance is substantially dependent on the continued services and performance of our executive officers and other key personnel. While we have employment and/or consulting agreements with four of our executive officers, each of these may, however, be terminated at will by either party. No key man life insurance has been purchased on any of our executive officers. Our performance also depends on our ability to retain and motivate our officers. The loss of the services of any of our officers could have a material adverse effect on our business, prospects, financial condition and results of operations. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. The failure to attract and retain our officers or the necessary technical, managerial and marketing personnel could have a material adverse effect on our business, prospects, financial condition and results of operations.

We rely on our key consultant Exit 21, an entity controlled by our Chief Executive Officer and Chief Operations Officer, to supply us with our product design, development, merchandising, sourcing and production services, as well as our CEO and COO management services, and the loss of Exit 21 could harm our business.

Our performance is substantially dependent on the continued services and performance of our key consultant Exit 21, a related party to the Company. Our current agreement with Exit 21 expires on December 31, 2011. The loss of Exit 21, whether by termination or expiration of the agreement, could have a material adverse affect on our business, and would force us to find new entities or individuals to provide such services to us.

If we are unable to successfully compete within the sports apparel business, we will not be able to achieve profitable operations.

We compete against numerous competitors and others in the business, many of which are larger and have greater financial resources and better access to capital markets than us. We also compete with other owners and operators for buyers of the products we manufacture. There can be no assurance that any competitors will not develop and offer products similar or even superior to, the products that we offer. Such competitiveness is likely to bring both strong price and quality competition to the sale of our products. This will mean, among others things, increased costs in the form of marketing and customer services, along with a reduction in pricing in sales. Generally, this will have a significant negative effect on our business.

There can be no assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

Because of factors beyond our control that could affect the marketability of the products produced, including a lack of market for our products, we may have difficulty selling our products.

Even if we design and produce the products intended, a ready market may not exist for the sale of the products. Numerous factors beyond our control may affect the marketability of any products manufactured.  These factors include market fluctuations, the proximity and capacity of sports apparel markets and government regulations.  These factors could inhibit our ability to sell products that we have in inventory.

The effects of the recent global economic crisis may impact our business, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, or financial condition. If consumer spending continues to decrease, this may result in fewer purchases of our apparel.

We expect that our anticipated future growth may strain our management, administrative, operational and financial infrastructure, which could adversely affect our business.

We anticipate that significant expansion of our present operations will be required to capitalize on potential growth in market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. In order to manage our growth, we will be required to continue to implement and improve our operational and financial systems, to expand existing operations, to attract and retain superior management, and to train, manage and expand our employee base. We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to successfully implement our business plan. If we are unable to manage growth effectively, our business, financial condition and results of operations could be materially adversely affected.

If we are not successful with developing our third-party sales and distribution channels, our future financial performance may be negatively affected.

Our future revenue growth is, in part, dependent upon the development of third-party sales and distribution channels to sell our apparel products. If we are unsuccessful in developing these third-party sales and distribution channels or if we are not able to secure these third-party sales and distribution channels on acceptable terms, our financial performance may be negatively affected. Additionally, if we or our established third-party sales and distribution channels are not able to sell our products at sufficient prices or in sufficient volumes, our financial performance may be negatively impacted. We cannot assure you that we will be successful in developing these third-party sales and distribution channels or that any third-party sales and distribution channels that are established will be successful in their efforts to sell our products.

MMA has experienced rapid growth over a short period and we do not know whether this sport and related market will continue to develop or whether it can be maintained.

MMA is a relatively new sport and has grown rapidly over a short period. However, this is a new sport and market which has operated at a substantial scale for only a limited period of time. Given the limited history, it is difficult to predict whether this sport and related market will continue to grow or whether it can be maintained. We expect that the MMA related market will evolve in ways which may be difficult to predict. If MMA fails to continue its growth, our business could be harmed and our results of operations subject to a material negative impact.

The cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton and bamboo. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. For example, during 2010, cotton prices hit their highest levels in 140 years. Increases in the cost of cotton can result in higher costs in the price we pay for our cotton yarn and cotton-based textiles. We are not always successful in our efforts to protect our business from the volatility of the market price of cotton and other raw materials, and our business can be adversely affected by dramatic movements in prices of raw materials. The ultimate effect of this change on our earnings cannot be quantified, as the effect of movements in raw materials prices on industry selling prices are uncertain, but any dramatic increase in these prices could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Increasing labor costs and other factors associated with the production of our products in Asia could increase the costs to produce our products.

Given that our manufacturing is conducted by third-party manufacturers located in Asia, increases in the costs of labor and other costs of doing business in Asia could significantly increase our costs to produce our products and could have a negative impact on our operations, revenues and earnings. Factors that could negatively affect our business include a potential significant revaluation of the Chinese Yuan, which may result in an increase in the cost of producing products in China, labor shortage and increases in labor costs in Asia, and difficulties in moving products manufactured in Asia out of Asia and through the ports on the western coast of North America, whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, and natural disasters or health pandemics impacting Asia. Also, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with, Asia countries, could significantly increase our cost of products imported into North America and harm our business.

If we fail to establish and maintain the value and reputation of our brand, our sales are likely to suffer.

Our success depends on the value and reputation of the RYU brand. The RYU name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing, sponsorship and merchandising efforts and our ability to provide a consistent, high quality customer experience. We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Any of these events could result in decreases in sales.

Risks Related to Legal Uncertainty

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act ) was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the Securities and Exchange Commission (“SEC”), under the Securities Exchange Act of 1934 (“Exchange Act”).  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

We do not have long-term contracts with our suppliers and accordingly could face significant disruptions in supply from our current sources.

We have not, and do not plan to, enter into long-term formal written agreements with our suppliers, and typically transact business with our suppliers on an order-by-order basis. There can be no assurance that there will not be a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, that we would be able to locate alternative suppliers of materials of comparable quality at an acceptable price, or at all. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products arising from a lack of long-term contracts could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long-term. Similarly, there can no assurance that the suppliers of our fabrics will not sell the same fabric to our competitors.

Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have obtained and applied for some United States trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. We cannot assure you that obstacles will not arise as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity and financial condition to suffer.

Risks Related To This Offering

Because there is a limited market in our common stock, stockholders may have difficult in selling our common stock and our common stock may be subject to significant price swings.

There can be no assurance that an active market for our common stock will develop. If an active public market for our common stock does not develop, shareholders may not be able to re-sell the shares of our common stock that they own and affect the value of their shares.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 7,547,757 shares of our common stock through this prospectus and an additional 5,415,150 shares of our common stock issuable upon exercise of warrants. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The 7,547,757 outstanding shares of common stock covered by this prospectus represent 19.4% of the common shares outstanding as of the date of this prospectus. If all warrants are exercise and the additional 5,415,150 shares are issued, the resulting 12,962,907 shares of common stock outstanding would represent 29.2% of the then resulting common shares outstanding.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Our shares are quoted on the OTCQX, and to remain listed there, we are required to remain current in our filings with the SEC.

Our shares are quoted on the OTCQX, and to remain listed there, we will be required to remain current in our filings with the SEC.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are delisted from the OTCQX, investors in our common stock may find it difficult to sell their shares.

The exercise of outstanding options and warrants may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

We do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements, including, but not limited to, our statements on strategy, operating forecasts, and our working capital requirements and availability. In addition, from time to time, our company or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by our company with the Securities and Exchange Commission, press releases or oral statements made by or with the approval of an authorized executive officer of our company. Forward-looking statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may”, “expect”, “anticipate”, “estimate”, or “continue” or the negative thereof or other variations thereon or comparable terminology. Such risks and other factors include, among others, the actual results of sales and designs of our apparel, the MMA industry and market, the apparel industry and market, the availability of capital to fund our business plan and the resulting dilution caused by the raising of capital through the sale of shares, product manufacturing and sourcing, and labor. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including, but not limited to, the factors and conditions described in the discussions of “Risk Factors” in this registration statement and in other documents our company files from time to time with the Securities and Exchange Commission. The reader is cautioned that our Company does not have a policy of updating or revising forward-looking statements and thus the reader should not assume that silence by management of our company over time means that actual events are bearing out as estimated in such forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus. If, and when, the warrants are exercised by the selling stockholders, the proceeds from the exercise of the warrants will be used by us for general working capital purposes.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 12,962,907 shares of our common stock by selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The shares issued to the selling stockholders are “restricted securities” under applicable federal and state securities laws and are being registered to give the selling stockholders the opportunity to sell their shares. The registration of such shares does not necessarily mean, however, that any of these shares will be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” beginning on page 26 of this prospectus. Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of their registered shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered shares, and we have agreed to bear the expenses of registration of the shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Stockholders Information

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of August 15, 2011, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the stockholders will beneficially own upon completion of the offering. This table assumes that the stockholders will offer for sale all of the shares of common stock covered by this prospectus. At August 15, 2011, we had 38,894,425 shares of common stock issued and outstanding.

The common stock may be offered under this prospectus from time to time by the selling stockholders, or by any of their respective pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the stockholders, or on our records, as of August 15, 2011, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

The warrants issued in the June 2011 financing may be exercised from the date of issuance ending June 19, 2013. For purposes of this table, the “Before Offering”, “Total Number of Shares Beneficially Owned” includes the shares underlying the warrants issued in the June 2011 financing.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, fees and expenses of our counsel and our accountants.

	Total Number		Shares	Percentage
	of Shares	Number of	Owned	of Shares
	Beneficially	Shares	After	owned After
Name	Owned	Offered	Offering(2)	Offering
Lovell Capital (3)	200,000	200,000	0	0
Copper Eagle, Inc. (4)	500,000	300,000	200,000	*
Box Capital Corp. (5)	200,000	200,000	0	0
Carilette Faulkner	80,000	80,000	0	0
Richard Gostanian	166,666	166,666	0	0
Holmes Revocable Trust (6)	100,000	100,000	0	0
John David Belfontaine	66,666	66,666	0	0
Ryan Craig	33,333	33,333	0	0
Patrick Frank	33,333	33,333	0	0
Robert Yeadon	6,666	6,666	0	0
Rodigo Alverez	6,666	6,666	0	0
Maurice Wooden	100,000	100,000	0	0
Wayne Hillock	50,000	50,000	0	0
Jeff Hillock	70,000	70,000	0	0
Natlia Badzjo	50,000	50,000	0	0
Douglas Silva	41,666	41,666	0	0
Matthew Vander Woude	16,666	16,666	0	0
Noy Alexander	16,666	16,666	0	0
Ed Parker	20,000	20,000	0	0
Leonard DeSouza	366,666	66,666	300,000	*

Mark Trendell	40,000	40,000	0	0
Tanya & Zack Elyacoubi	50,000	50,000	0	0
Robert Morton Sr	50,000	50,000	0	0
Kelly Yeager	50,000	50,000	0	0
Padrick Breeze	50,000	50,000	0	0
Riverhead Trading, Inc. (7)	100,000	100,000	0	0
Forte Investment Group, Inc. (8)	100,000	100,000	0	0
Zvonimir Duric	200,000	200,000	0	0
Ten01 Capital (9)	175,316	175,316	0	0
David Simek	300,000	300,000	0	0
611034 B.C. Ltd. (10)	16,666	16,666	0	0
Salvatore Mele	16,666	16,666	0	0
Marcello Leone	1,300,000 (25)	1,000,000	300,000	*
Choi Yuet Chun	416,666	416,666	0	0
Langold Enterprises Limited (11)	443,000	443,000	0	0
Avarice Investments PTE Ltd. (12)	250,000	250,000	0	0
Arliss International Inc. (13)	500,000	500,000	0	0
CBH Comoaonle Bancalre Helvetique SA (14)	1,333,332	1,333,332	0	0
Lock Partners Inc. (15)	417,000	417,000	0	0
Coleco Inc. (16)	83,334	83,334	0	0
Asia Asset Management Inc. (17)	333,334	333,334	0	0
Munir Ali	1,316,666	1,316,666	0	0
1319460 Ontario Inc. (18)	500,000	500,000	0	0
Maria Leone	113,000	113,000	0	0
Alberto Leone	100,000	100,000	0	0
Kevin White	16,000	16,000	0	0
Patrizia Leone-Mitchell	100,000	100,000	0	0
Jonathan Pal Manson	16,666	16,666	0	0

Andrew Hachett	16,666	16,666	0	0
Robert Ferrill	666,666	666,666	0	0
Domenico Allessandro	416,666	416,666	0	0
Gordon Jung	33,332	33,332	0	0
Ivan Solomon	33,332	33,332	0	0
Despena Kontogeorgiu	33,332	33,332	0	0
Mohamed Jessa	40,000	40,000	0	0
Asia Precious Metals Mnmt Inc. (19)	70,000	70,000	0	0
Alexander Lorenz	330,000	330,000	0	0
John M. Pulos	166,666	166,666	0	0
Eric Pallone	26,000	26,000	0	0
Richard L. Siffert	13,000	13,000	0	0
LeAnne Bosch	5,200	5,200	0	0
Avarice Investments Pte. Ltd. (20)	5,200	5,200	0	0
Robert Morrison	130,000	130,000	0	0
Nohamed Jessa	130,000	130,000	0	0
Dane Hatton	97,500	97,500	0	0
Iyengar VijayKumar Gopalan	40,000	40,000	0	0
Gordon Jung	26,000	26,000	0	0
Ivan Solomon	130,000	130,000	0	0
Lucy Rosman	58,500	58,500	0	0
James B. Adamson	52,000	52,000	0	0
Alida Ali	19,500	19,500	0	0
Gregory Hay	1,300	1,300	0	0
3936244 Canada Inc. (21)	5,000	5,000	0	0

Andrew Muir	10,000	10,000	0	0
Bank Gutenberg AG (22)	2,600	2,600	0	0
Jose de Jesus Curiel Jessarun	10,000	10,000	0	0
Dale Wallster	1,500	1,500	0	0
Coleco, Inc. (23)	10,000	10,000	0	0
Frederick Betancourt	3,000	3,000	0	0
Thomas Pernau	22,100	22,100	0	0
Laurie Madden	10,000	10,000	0	0
Suzanne Nakata	10,000	10,000	0	0
Pamela Trendell	2,600	2,600	0	0
Norman J. Craig	20,000	20,000	0	0
Mallory Cervas	3,250	3,250	0	0
Nicole Phan-Thanh	5,005	5,005	0	0
Mike Glenn	5,000	5,000	0	0
Steven Johnson	5,000	5,000	0	0
Ryan M. Craig	10,000	10,000	0	0
Rex Tosino	110,058	110,058	0	0
Christopher Migalski	13,000	13,000	0	0
Tori L. Martin	40,014	40,014	0	0
Cheryl Allison/Joseph Allison	7,800	7,800	0	0
Ludmila Krupin	13,000	13,000	0	0
Robert Yeadon	10,400	10,400	0	0
Zachary Smith	50,000	50,000	0	0
Sebastien L. Dang	26,000	26,000	0	0
Camille Charbonneu	13,000	13,000	0	0
Yannick Mugnier	26,000	26,000	0	0
Fabrice Charbonneu	26,000	26,000	0	0
Sam Tiano	13,000	13,000	0	0

Marc S. Tiano	5,200	5,200	0	0
Israel Denlow	5,200	5,200	0	0
Matthew J. Dalton	130,000	130,000	0	0
Yaakov Y. Yemini	130,000	130,000	0	0
Don Michael Petullo	97,500	97,500	0	0
Avztim LLC (24)	40,000	40,000	0	0

TOTAL	12,962,907	12,962,907

*	Represents less than one percent of the outstanding common stock.
(1)	All percentages are based on 38,894,425 shares of common stock issued and outstanding on August 15, 2011.
(2)
This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Shareholders are not required to sell their shares. See “Plan of Distribution” beginning on page 26.

(3)	The control person for this entity is Dan MacMullin.
(4)	The control person for this entity is Mavis Sanchez.
(5)	The control person for this entity is David Sidders.
(6)	The control person for this entity is Gordon Holmes.
(7)	The control person for this entity is Yodalis Murillo.
(8)	The control person for this entity is Plutarco Cohen.
(9)	The control person for this entity is Trent Nevills.
(10)	The control person for this entity is Ralph Rabinovitch.
(11)	The control person for this entity is D. Craven.
(12)	The control person for this entity is S.M. Arshad Amin.
(13)	The control person for this entity is Antoine Ratsaphong.
(14)	The control person for this entity is D. Rousset.
(15)	The control person for this entity is Geoffrey Long.
(16)	The control person for this entity is Irfham Rajani.
(17)	The control person for this entity is Munir Ali.
(18)	The control person for this entity is unknown to the Company.
(19)	The control person for this entity is Munir Ali.
(20)	The control person for this entity is S.M. Arshad Amin.
(21)	The control person for this entity is Ken B. Crema.
(22)	The control person for this entity is M. Haas.
(23)	The control person for this entity is Irfhan Rajani.
(24)	The control person for this entity is EC Ground Management, Inc.
(25)	Includes an option to purchase 300,000 shares of Company common stock

* less than 1%

Each of the selling stockholders has represented to us that it is not a broker-dealer. Further, each of the selling stockholders has represented to us that it is not affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

Transactions with Selling Stockholders

On June 30, 2011, we completed a private placement of 5,415,150 shares of common stock at a price of $0.60 per share and common stock purchase warrants to acquire 5,415,150 shares of common stock, for gross proceeds of $3,249,090. Each common stock purchase warrant entitles the holder to acquire one common share of the Company at the exercise price of $1.80 per share for a period beginning on the date of issuance and ending June 19, 2013.

On August 5, 2011, we completed a private placement of 2,132,607 shares of common stock at a price of $1.00 per share for gross proceeds of $2,132,607.

The sale of shares and warrants was pursuant to the exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended.

In connection with the private placements, we agreed to file a registration statement with the Securities and Exchange Commission after the closing of the private placement and use best efforts to cause it to become effective and remain effective until all securities covered by the registration statement either have been sold, under the registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or the Company is in compliance with the current public information requirement under Rule 144.

The net proceeds of the private placements will be used for general working capital purposes.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on OTCQX or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, Inc.; and in the case of a principal transaction a markup or markdown in compliance with IM-2440 of the Financial Industry Regulatory Authority, Inc.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect (assuming that the shares were at no time held by any affiliate of ours, and all warrants are exercised by “cashless exercise” as provided in each of the warrants) or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act of 1933, as amended, or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 500,000,000 shares of common stock, with a par value of $0.001 per share. As of August 15, 2011, there were 38,894,425 shares of our common stock issued and outstanding. Our common stock is traded on the OTCQX under the symbol “RYUN”. The holders of common stock:

•	are entitled to one vote per share on each matter submitted to a vote of stockholders;

•	have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors;

•	have no preemptive or other rights to subscribe for shares; and

•
are entitled to such distributions as may be declared from time to time by the board of directors from funds legally available therefore, and upon liquidation are entitled to share ratably in the distribution of assets remaining after payment of liabilities.

Warrant Shares

This registration statement does not register the resale of the warrants, but does register for resale up to 5,415,150 shares of common stock issuable upon exercise of the warrants from the date of issuance until June 19, 2013.

MARKET FOR COMMON EQUITY AND RELATED SECURITYHOLDER MATTERS

Market Information and Holders

As of August 15, 2011, there were 38,894,425 shares of our common stock issued and outstanding and 5,415,150 shares issuable upon exercise of outstanding share purchase warrants. On that date, there were approximately 420 holders of record of shares of our common stock.

Our common stock is listed on the OTCQX under the symbol “RYUN”.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCQX. Trading in RYUN commenced May 10, 2011.

Period

Quarter Ended	High	Low
September 30, 2011 (through August 15, 2011)	$2.48	$1.08
June 30, 2011	$2.16	$0.165

Dividends

We have never declared any cash dividends with respect to our common stock. Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

LEGAL MATTERS

Certain legal matters in connection with the offering and the validity of the common stock offered by this prospectus was passed upon for us by Scott D. Olson, Esq.

EXPERTS

The financial statements as of December 31, 2010 and 2009 incorporated by reference into this prospectus have been so included in reliance on the report of Berman & Company, P.A., independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the Securities and Exchange Commission prior to the date of this prospectus.

We incorporate by reference the documents listed below, except to the extent that any information contained in any such document is deemed “furnished” in accordance with the rules of the Securities and Exchange Commission:

•	Our Annual Report on Form 10-K for the year ended December 31, 2010 filed on April 15, 2011, and as amended on June 13, 2011;

•
Our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011 filed on May 16, 2011, and as amended on June 13, 2011, and for the quarterly period ended June 30, 2011 filed on August 9, 2011;

•	Our Current Reports on Form 8-K filed June 2, 2011, June 10, 2011, June 16, 2011, June 22, 2011, July 6, 2011 and August 15, 2011; and

•
The description of our common stock contained in our registration statement on Form S-1 filed on April 20, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, including any amendment or report filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

Respect Your Universe, Inc.
6533 Octave Avenue
Las Vegas, Nevada 89139
Telephone: (888) 455-6183

Information about us is also available at our website at http://www.ryuapparel.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference rooms at:

100 F Street, N.E.
  Room 1580
  Washington, D.C. 20549

You may call the Securities and Exchange Commission at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. This prospectus is part of a registration statement and, as permitted by Securities and Exchange Commission rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify each of our directors and officers against certain liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESPECT YOUR UNIVERSE, INC.

12,962,907 shares of Common Stock

________________________

PROSPECTUS

 ________________________

The date of this prospectus is               , 2011

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$
Federal Taxes		$0
State Taxes and Fees		$0
Listing Fees		$0
Printing and Engraving Fees		$0
Transfer Agent Fees		$850.00
Accounting fees and expenses		$3,000.00
Legal fees and expenses		$10,000.00

Total		$13,850.00

All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our Bylaws. In our Bylaws we have agreed to indemnify and hold harmless each person who is or was our director or officer, or is or was serving at the our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent allowed by the NRS against all costs, charges, expenses, liabilities and losses.

Section 78.138 of NRS, provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company.  Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

A.           In November 2008 the Company sold an aggregate of 6,250,000 shares of common stock to the following founders of our Company at a price of $0.001 per share in a private offering for proceeds of $6,250:

Shareholder Name	No. of Shares	Notes
Oliver Lindsay	1,250,000	Shareholder transferred these shares to Lindsay Capital Corp. on December 29, 2009
Kristian Andresen	1,250,000
Joseph LaFleur	1,250,000
David Winsby	1,250,000
Emmanual K. Brown	1,250,000

The issuance and sale of all of the securities above were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  The purchasers of the securities were “Sophisticated Investors”, in that they had enough knowledge and experience in finance and business matters the risks and merits of the investment, were able to bear the investment’s economic risk, had access to the type of information normally provided in a prospectus, and agreed not to resell or distribute the securities to the public.  Additionally, the Company did not use any form of public solicitation or general advertising in connection with the offering.

B.           On November 12, 2009, the Company issued an aggregate of 1,000,000 shares of common stock to John Wood at a price of $0.001 per share for proceeds of $500 in a private offering and as compensation for management services previously rendered to the Company related to product marketing strategy for the Las Vegas MMA market valued at $500. The issuance and sale of the securities were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  Mr. Wood was a “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

C.           On November 12, 2009, the Company issued 250,000 shares of common stock to Jason Pollack at a price of $0.001 per share as compensation for management advisory services previously rendered to the Company related to creating relationships for the Company with UFC fighters valued at $250. The issuance and sale of the securities were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  Mr. Pollack was a “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

D.           On November 12, 2009, the Company issued 250,000 shares of common stock to Leo deSouza at a price of $0.001 per share for proceeds of $250 in a private offering. The issuance and sale of the securities were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  Mr. deSouza was a “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

E.           From October 7, 2009 to November 12, 2009, the Company sold an aggregate of 6,025,000 shares of common stock to the following investors at a price of $0.01 per share for proceeds of $60,250 in a private offering:

Date	Shareholder Name	No. of Shares
Oct. 7, 2009	Berger Holdings, Inc.	850,000
Nov. 12, 2009	Jason Kerr	100,000
Oct. 7, 2009	Riverhead Trading, Inc.	850,000
Nov. 12, 2009	Ren Zhang	100,000
Oct. 7, 2009	Boucheron Investments, Inc.	600,000

Oct. 7, 2009	Box Capital Corp.	650,000
Nov. 12, 2009	Berlin Financial Corp.	250,000
Oct. 7, 2009	Capital Financiero del Castillo	600,000
Oct. 15, 2009	Xeitel Capital Management, Inc.	500,000
Nov. 12. 2009	Raylight Capital Corp.	250,000
Nov. 12. 2009	Forte Investments Group, Inc.	250,000
Nov. 12. 2009	Barry Honig	100,000
Nov. 12. 2009	Isaih Capital Trust	250,000
Oct. 18, 2009	Dale Bennett	500,000
Nov. 12. 2009	Stefanus Internacional, Inc.	175,000

The issuance and sale of all of the securities above were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Act and Rule 506 of regulation D promulgated thereunder. The Company did not use any general solicitation or advertising in marketing the securities, and all investors were accredited as defined at Rule 501(a).

F.           On November 12, 2009, the Company issued 1,067,000 shares of common stock to Transmission Holdings, Inc., an entity controlled by our CEO Kristian Andresen, at a price of $0.10 per share in exchange for cancellation of $106,700 of Company debt pursuant to two promissory notes held by Transmission Holdings, Inc. The issuance and sale of the securities were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  Transmission Holdings, Inc. was a “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

G.           From November 12, 2009 to December 14, 2009, the Company issued an aggregate of 2,308,500 shares of common stock to the following individuals and entities as compensation for services previously rendered to the Company at a price of $0.10 per share:

Date	Shareholder	No. of Shares	Value of Services Rendered	Nature of Services Rendered
Nov. 12, 2009	Mike Cobarrubia	33,500	$3,350	Apparel design
Dec. 12, 2009	Fauscom Investment Ltd.	475,000	$47,500	Strategic Consulting
Nov. 12, 2009	Gameplan Holdings	250,000	$25,000	Strategic Consulting
Nov. 12, 2009	Christina Hazzard	150,000	$15,000	Strategic Consulting
Nov. 12, 2009	Charles Hazzard	100,000	$10,000	Strategic Consulting

Dec. 9, 2009	Infinity International Holdings	600,000	$60,000	Financial consulting
Nov. 12, 2009	Silverstone Capital	200,000	$20,000	Financial Consulting
Nov. 12, 2009	Dawn Riddle	200,000	$20,000	Administrative support
Dec. 14, 2009	Terry Perdido	300,000	$30,000	Apparel design

The issuance and sale of all of the securities above were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  The consultants were “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

H.           From Nov. 12, 2009 to September 16, 2010, the Company sold an aggregate of 4,445,000 shares of common stock to the following investors at a price of $0.10 per share for proceeds of $444,500 in a private offering:

Date	Shareholder Name	No. of Shares	Notes
Nov. 12, 2009	Yannick Munger & Julia Zibirev	100,000
Nov. 12, 2009	Leo deSouza	50,000
Nov. 12, 2009	John Wood	50,000
Nov. 12, 2009	Lee Ching Fong & Rod Sing	50,000	Shareholder transferred shares to Box Capital Corp. on February 1, 2009
Dec. 23, 2009	Glenn Fisher	500,000
Dec. 28, 2009	Tim Trendell	10,000
Dec. 30, 2009	Sarah Duckwall	10,000
Dec. 28, 2009	Robert Allen Morton Jr.	100,000
Dec. 21, 2009	Infinity International Holdings LLC	200,000
Dec. 30, 2009	Christopher Hood	10,000
Jan. 15, 2010	Ronn Nicolli	5,000
Jan. 6, 2010	Adam Drell	5,000
Jan. 14, 2010	Padriac Breeze	10,000
Jan. 1, 2010	Lisa Escobar	25,000
Jan. 16, 2010	John Tadeo, Sr.	25,000
Jan. 8, 2010	Kim Martin	40,000
Feb. 10, 2010	Jiang Yu	100,000
Jan. 25, 2010	Alexis Davila	20,000

Feb. 11, 2010	Box Capital Corp.	100,000
Jan. 5, 2010	VC Group Investments	100,000
Mar. 19, 2010	Lieberman Investments LLC	20,000
Mar. 11, 2010	GRQ Consultant, Inc. 401k for Barry Honig	750,000
May 4, 2010	Yannick Mugnier & Julia Zibirev	250,000
May 3, 2010	Matthew Vander Woude	100,000
May 3, 2010	Leo deSouza	50,000
May 3, 2010	Michael Lichwa	100,000
May 2, 2010	Mark Petrasich	10,000
May 2, 2010	Patrick Frank	50,000
May 2, 2010	Kerry McKenna	10,000
May 2, 2010	Robert A. Morton, Jr.	250,000
May 3, 2010	John Wood	100,000
May 3, 2010	Padriac Breeze	40,000
May 18, 2010	Douglas Silva	100,000
May 30, 2010	Alvin Yem	50,000
May 28, 2010	Laura Davis	50,000
May 31, 2010	Sam Glaser	5,000
May 31, 2010	Matthew Senchesak	50,000
June 1, 2010	Ryan Craig	50,000
July 15, 2010	John Wood	300,000
July 16, 2010	Michael Lichwa	100,000
July 8, 2010	Zvonimir Duric	200,000
August 3, 2010	Rodney Verma	50,000
August 15, 2010	John Wood	150,000
September 1, 2010	Ryan Craig	50,000
September 16, 2010	Douglas Silva	50,000

The issuance and sale of all of the securities above were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Act and Rule 506 of regulation D promulgated thereunder. The Company did not use any general solicitation or advertising in marketing the securities, and all investors were accredited as defined at Rule 501(a).

I.           On February 1, 2010, pursuant to the terms of consulting agreement with Exit 21 Global Solutions LLC, dba Exit 21 Apparel Solutions for the development of our products, the Company was obligated to issue 500,000 shares of common stock to such entity as compensation for service to be rendered. The shares were issued on August 11, 2010. The services have since been rendered in full.  Effective May 3, 2010, the parties entered into an amendment to the consulting agreement and therefore issued an additional 1,500,000 shares of common stock on August 11, 2010 for services to be rendered over the twelve months subsequent to June 1, 2010 pursuant to the amendment to the agreement. The issuance and sale of the securities were exempt from registration under the Securities Act pursuant to exemptions provided by Section 4(2) of the Securities Act as a transaction by the Company not involving any public offering.  Exit 21 was a “Sophisticated Investor” (defined above) and the Company did not use any form of public solicitation or general advertising in connection with the offering.

J.           From December 15, 2010 to March 31, 2011, the Company issued 700,000 shares of common stock pursuant to a private placement at $0.10 per share for total proceeds of $70,000. The offerings and sales were deemed to be exempt under either Rule 506 of Regulation D or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, friends or business associates of executive officers of RYU, and transfer was restricted by RYU in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. The individuals and entities to whom we issued securities as indicated in this section are unaffiliated with us.

K.           On April 26, 2011, RYU issued an aggregate of 600,000 shares of common stock to seven vendors as payment for services valued at $60,000 in lieu of cash.  The vendors qualified as accredited or sophisticated investors. The shares of common stock were issued pursuant to an exemption from registration under the Act, pursuant to Section 4(2) of the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

L.           On June 7, 2011, RYU issued an aggregate of 460,000 shares of common stock to six vendors as payment for services valued at $46,000 in lieu of cash.  The vendors qualified as accredited or sophisticated investors. The shares of common stock were issued pursuant to an exemption from registration under the Act, pursuant to Section 4(2) of the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

M.           On June 8, 2011 the Board of Directors closed RYU’s current common stock private placement financing to additional subscriptions (“Offering”).  From April 1, 2011 through June 8, 2011, RYU issued 5,937,000 shares of common stock to 24 accredited or sophisticated investors for proceeds of $593,700 pursuant to the Offering. The shares of common stock sold in the Offering were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (“Act”), pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

N.           On June 10, 2011, RYU issued 20,000 shares of restricted common stock to a vendor as payment for services valued at $5,000 in lieu of cash.  The vendor qualified as an accredited or investor. The shares of common stock were issued pursuant to an exemption from registration under the Act, pursuant to Section 4(2) of the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

O.           On June 30, 2011, pursuant the terms of a private placement, RYU issued (i) 5,415,150 shares of restricted common stock, and (ii) two-year warrants to purchase 5,415,150 shares of restricted common stock at a price of $1.80 per share, to 58 accredited investors for proceeds of $3,248,490. The offering was closed on June 30, 2011. The securities sold in the offering were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

P.           On June 28, 2011, RYU issued an aggregate of 14,167 shares of restricted common stock to two vendors as payment for services valued at $8,500 in lieu of cash.  Each vendor was qualified as an accredited or sophisticated investor. The shares of common stock were issued pursuant to an exemption from registration under the Act, pursuant to Section 4(2) of the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

R.           On August 5, 2011, pursuant the terms of a private placement, RYU issued 2,132,607 shares of restricted common stock to 52 accredited investors for proceeds of $2,132,607. The securities sold in the offering were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

S.           On August 1, 2011, RYU issued 20,000 shares of restricted common stock to service provider as payment for financial advisory services.  The service provider is qualified as an accredited investor. The shares of common stock were issued pursuant to an exemption from registration under the Act, pursuant to Section 4(2) of the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 16. Exhibits

Exhibit Number	Description
3.1 (1)	Articles of Incorporation
3.2 (2)	By-Laws
4.1 (3)	Specimen Certificate
4.2 (4)	Form of Subscription Agreement and Warrant for June 2011 offering
4.3	Form of Subscription Agreement for August 2011 offering
5.1	Opinion of Scott D. Olson with consent to use
10.1 (5)	Exit 21 Consulting Agreement dated February 21, 2010
10.2 (6)	Amendment No.1 to Consulting Agreement dated May 3, 2010
10.3 (7)	Loan Agreement between the Company and Kristian Andresen dated August 28, 2010.

10.4 (8)	Loan Extension Agreement between the Company and Kristian Andresen dated November 28, 2010
10.5 (9)	RYU Incentive Award Plan
10.6 (10)	EXIT 21 Consulting Contract dated July 1, 2011
10.7 (11)	Employment Agreement with Steve Eklund
23.1	Consent of Berman & Company, P.A.
23.2	Consent of Counsel, included in Exhibit 5.1
24.1	Power of Attorney (see Signature Page of this Form S-3).

(1) Incorporated by reference to Ex. 3.1 of our registration statement on Form S-1 filed April 20, 2010.
(2) Incorporated by reference to Ex. 3.2 of our registration statement on Form S-1 filed April 20, 2010.
(3) Incorporated by reference to Ex. 4.1 of our registration statement on Form S-1 filed April 20, 2010
(4) Incorporated by reference to Ex. 4.1 of our current report on Form 8-K filed June 22, 2011.
(5) Incorporated by reference to Ex. 10.1 of our registration statement on Form S-1/A filed July 26, 2010.
(6) Incorporated by reference to Ex. 10.2 of our registration statement on Form S-1/A filed September 17, 2010.
(7) Incorporated by reference to Ex. 10.3 of our registration statement on Form S-1/A filed October 19, 2010.
(8) Incorporated by reference to Ex. 10.4 of our registration statement on Form S-1/A filed December 14, 2010.
(9) Incorporated by reference to Ex. 10.1 of our current report on Form 8-K filed June 16, 2011.
(10) Incorporated by reference to Ex. 10.1 of our current report on Form 8-K filed July 5, 2011.
(11) Incorporated by reference to Ex. 10.2 of our current report on Form 8-K filed July 5, 2011.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i),(vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A,shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada on the 19th day of August, 2011.

Respect Your Universe, Inc.

By:	/s/ John Wood
John Wood
President (Principal Executive and Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints John Wood his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the common stock offered hereby under the Exchange Act, with the SEC, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents, and each of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Kristian Andresen	Director	August 19, 2011
Kristian Andresen

/s/ John Wood	Director	August 19, 2011
John Wood

/s/ Emanual Kofi Brown	Director	August 19, 2011
Emanual Kofi Brown